Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, Calif., February 1, 2017 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended December 31, 2016.
Fourth Quarter and Recent Highlights:
•Sales grew 14 percent to $768 million; underlying1 sales were up 15 percent
•Global Transcatheter Heart Valve Therapy (THVT) sales grew 29 percent to $432 million
•U.S. THVT sales were up 38 percent
•EPS was $0.73, an increase of 14 percent; adjusted2 EPS grew 17 percent to $0.75
•FDA approved groundbreaking EARLY-TAVR Trial
“We are pleased to report strong fourth quarter results, which contributed to another successful year for Edwards, as we strengthened our financial performance and product leadership positions,” said Michael A. Mussallem, chairman and CEO. “We ended the quarter with underlying sales growth of 15 percent, driven by strong adoption of transcatheter aortic valve replacement (TAVR) therapy, and finished the year with global sales of nearly $3 billion. And, I’m proud to report we invested aggressively in 2016 to bring innovative medical technologies to more patients and drive future growth.”
Fourth Quarter 2016 Results
Sales for the quarter ended December 31, 2016 were $767.7 million, up 14.4 percent.  U.S. and international segment sales for the fourth quarter were $421.5 million and $346.2 million, respectively. On an underlying basis, sales grew 15.0 percent over the fourth quarter last year. Net income for the quarter ended December 31, 2016 was $158.5 million, or $0.73 per share, or $0.75 per share on an adjusted basis.
For the fourth quarter, the company reported Transcatheter Heart Valve Therapy (THVT) sales of $432.0 million, a 29.2 percent growth rate over the fourth quarter last year, or 31.8 percent on an underlying basis. Growth was led by continued strong therapy adoption across all geographies, with notable strength in the U.S. and Japan.
In the U.S., THVT sales for the quarter were $267.2 million, a 37.8 percent growth rate over the fourth quarter last year, or 41.1 percent on an underlying basis. “Once again, overall performance was strong, with procedures growing broadly across more than 500 hospitals, in both large and small TAVR programs,” said Mussallem.
Surgical Heart Valve Therapy sales for the quarter were $189.4 million. Reported sales decreased 3.5 percent compared to the fourth quarter last year, driven by lower aortic valve sales, primarily due to the impact of SAPIEN 3 and continued constrained mitral supply. The company expects the introduction of its next generation platforms to lift underlying sales growth to 1 to 3 percent in 2017.
Critical Care sales were $146.3 million for the quarter, representing an increase of 4.1 percent versus last year, or 2.5 percent on an underlying basis.  Growth was driven by its Enhanced Surgical Recovery Program in the U.S. and developing markets.
For the quarter, the company’s gross profit margin was 72.2 percent, compared to 73.8 percent in the same period last year. This expected decrease was driven by a reduced year-over-year benefit from foreign exchange hedge contracts and manufacturing expenses associated with capacity expansion. The company expects its gross profit margin, excluding special items, to strengthen in 2017 to between 74 and 76 percent.
Selling, general and administrative expenses increased to $233.6 million for the quarter, or 30.4 percent of sales. This increase was driven by sales and personnel related expenses, primarily in transcatheter heart valves.
Research and development investments for the quarter increased to $114.9 million, compared to $98.2 million in the prior year period.  This increase was primarily the result of continued investments in transcatheter aortic and mitral valve programs.
Cash flow from operating activities for the quarter was $201.1 million. After capital spending of $63.2 million, free cash flow was $137.9 million.
Cash, cash equivalents and short-term investments totaled $1.3 billion at December 31, 2016.  Total debt was $0.8 billion.

During the fourth quarter, the company repurchased approximately 2.7 million shares for $246 million largely to offset dilution associated with its Valtech Cardio, Ltd. acquisition, which closed on January 23. Average diluted shares outstanding during the quarter were 218 million.
Twelve-Month Results
For the twelve months ended December 31, 2016, compared to the prior year:
•Sales grew 19 percent to $2.96 billion
•U.S. and international segment sales were $1.6 billion and $1.3 billion, respectively
•EPS was $2.61, an increase of 16 percent; adjusted EPS grew 24.6 percent to $2.89
•Repurchased 7.3 million shares of common stock for $662 million
EARLY-TAVR Clinical Trial
The U.S. Food and Drug Administration has approved an IDE study of the Edwards SAPIEN 3 valve evaluating patients diagnosed with severe aortic stenosis who have not yet developed symptoms. Approximately 1,000 patients will be enrolled in 65 leading cardiovascular centers in the new EARLY-TAVR Trial, a superiority study with a two-year composite endpoint. Patients will be randomized to receive either transfemoral TAVR with the SAPIEN 3 valve or clinical surveillance.
Outlook
For the full year 2017, the company continues to expect sales to be between $3.0 and $3.4 billion and adjusted earnings per share to be between $3.30 and $3.45.
For the first quarter of 2017, the company projects sales to be between $760 and $800 million, and adjusted earnings per share to be between $0.79 and $0.89.
“We were very pleased to achieve strong financial performance and significant progress on transformational new therapies across our businesses in 2016, and expect continued growth and progress in 2017," said Mussallem. "We are enthusiastic about the continued expansion of transcatheter-based therapies for the many structural heart patients still in need, which positions us for long-term success. We believe our patient-focused innovation strategy can transform care and bring value to both healthcare systems and shareholders.”
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13652092.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, 2017 and first quarter financial guidance, and information in the Outlook section. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the effectiveness and timing of new product launches, competitive dynamics and rate of therapy adoption, particularly for THVT; the timing and scope of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates and related hedge contracts; the timing or results of pending or future clinical trials and research and development efforts; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Edwards SAPIEN, Edwards SAPIEN 3, Enhanced Surgical Recovery Program, SAPIEN and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations, and sales return reserves associated with THVT product upgrades. See the Non-GAAP Financial Information page and reconciliation tables below.

[2]
Adjusted earnings per share is a non-GAAP item computed on a diluted basis and excludes amortization of intellectual property, gains and losses from significant investments, impairments, litigation, and business development transactions.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$767.7	$671.1	$2,963.7	$2,493.7
Cost of sales	213.2	175.9	797.4	617.2

Gross profit	554.5	495.2	2,166.3	1,876.5

Selling, general, and administrative expenses	233.6	222.3	904.7	850.7
Research and development expenses	114.9	98.2	443.3	383.1
Intellectual property litigation expenses	4.8	3.3	32.6	7.0
Special charges	—	—	34.5	—
Interest expense, net	1.5	2.6	8.4	9.3
Other (income) expense, net	(0.7)	1.8	4.9	4.0

Income before provision for income taxes	200.4	167.0	737.9	622.4

Provision for income taxes	41.9	26.3	168.4	127.5

Net income	$158.5	$140.7	$569.5	$494.9

Earnings per share:
Basic	$0.74	$0.65	$2.67	$2.30
Diluted	$0.73	$0.64	$2.61	$2.25

Weighted-average common shares outstanding:
Basic	213.7	215.8	213.0	215.5
Diluted	217.9	220.6	217.8	220.3

Operating statistics
As a percentage of net sales:
Gross profit	72.2%	73.8%	73.1%	75.2%
Selling, general, and administrative expenses	30.4%	33.1%	30.5%	34.1%
Research and development expenses	15.0%	14.6%	15.0%	15.4%
Income before provision for income taxes	26.1%	24.9%	24.9%	25.0%
Net income	20.6%	21.0%	19.2%	19.8%

Effective tax rate	20.9%	15.7%	22.8%	20.5%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	December 31,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$930.1	$718.4
Short-term investments	341.0	506.3
Accounts and other receivables, net	414.6	371.8
Inventories, net	396.6	339.9
Prepaid expenses	45.9	45.1
Other current assets	111.8	66.4
Total current assets	2,240.0	2,047.9

Long-term investments	532.1	379.9
Property, plant, and equipment, net	580.0	482.5
Goodwill	626.1	628.3
Other intangible assets, net	204.8	205.4
Deferred income taxes	203.8	180.5
Other assets	123.2	131.8

Total assets	$4,510.0	$4,056.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$532.5	$476.2

Long-term debt	822.3	596.9
Other long-term liabilities	536.2	480.1

Stockholders’ equity
Common stock	242.6	239.1
Additional paid-in capital	1,167.8	946.8
Retained earnings	3,906.3	3,336.8
Accumulated other comprehensive loss	(198.4)	(182.6)
Treasury stock, at cost	(2,499.3)	(1,837.0)
Total stockholders’ equity	2,619.0	2,503.1

Total liabilities and stockholders’ equity	$4,510.0	$4,056.3

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry, to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, and sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades; and “adjusted” to also exclude intellectual property litigation expenses, amortization of intellectual property, gains and losses from significant investments, impairments, litigation, and business development transactions. Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THVT Sales Return Reserve and Related Costs - In the first quarter of 2016, the Company recorded a $1.7 million reversal of the sales return reserve ($1.5 million, net of related costs) upon delivery of the next-generation THVT products in the United States.   In addition, in the first quarter of 2016, the Company recorded inventory reserves of $1.6 million related to estimated excess THVT inventory expected upon introduction of next-generation THVT products in Japan. In the second quarter of 2015, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.9 million related to estimated THVT product returns expected upon introduction of next-generation THVT products. The Company recorded a net reversal of these reserves in the third and fourth quarters of 2015 of $2.4 million and $4.4 million, respectively, upon delivery of next-generation THVT products.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $12.2 million and $0.3 million in the first quarter of 2016 and 2015, respectively, $9.1 million and $1.0 million in the second quarter of 2016 and 2015, respectively, $6.5 million and $2.4 million in the third quarter of 2016 and 2015, respectively, and $4.8 million and $3.3 million in the fourth quarter of 2016 and 2015, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense of $1.7 million and $1.8 million in the first quarter of 2016 and 2015, respectively, $1.9 million and $1.7 million in the second quarter of 2016 and 2015, respectively,

$2.0 million and $1.8 million in the third quarter of 2016 and 2015, respectively, and $1.9 million and $1.8 million in the fourth quarter of 2016 and 2015, respectively, related to intellectual property.

Purchased In-process Research and Development ("IPR&D") - The Company recorded a $34.5 million charge in the second quarter of 2016 related to the acquisition of technology for use in its transcatheter heart valve programs.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share data)

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP Net Income	$158.5	$140.7	$569.5	$494.9
Growth Rate %	12.7%		15.1%

Non-GAAP adjustments: (A)
THVT sales return reserve and related costs	—	(4.4)	0.1	9.1
Intellectual property litigation expenses	4.8	3.3	32.6	7.0
Amortization of intellectual property	1.9	1.8	7.5	7.1
Purchased IPR&D	—	—	34.5	—

Provision for income taxes
Tax effect on reconciling items (B)	(3.6)	(0.7)	(17.9)	(8.0)
On-going tax impact of second quarter 2016 purchased IPR&D	2.0	—	3.7	—
Adjusted Net Income	$163.6	$140.7	$630.0	$510.1
Growth Rate %	16.3%		23.5%

RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$0.73	$0.64	$2.61	$2.25
Growth Rate %	14.1%		16.0%

Non-GAAP adjustments: (A), (C)
THVT sales return reserve and related costs	—	(0.02)	—	0.03
Intellectual property litigation expenses	0.01	0.01	0.10	0.02
Amortization of intellectual property	—	0.01	0.02	0.02
Purchased IPR&D	—	—	0.14	—

Provision for income taxes
On-going tax impact of second quarter 2016 purchased IPR&D	0.01	—	0.02	—
Adjusted Diluted Earnings Per Share	$0.75	$0.64	$2.89	$2.32
Growth Rate %	17.2%		24.6%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

THVT UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended December 31,
	2016	2015
THVT United States GAAP Sales	$267.2	$193.9
Adjustment for THVT sales return reserve	—	(4.5)
THVT United States Underlying Sales	$267.2	$189.4
Underlying Growth Rate %	41.1%

THVT OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended December 31,
(in millions)	2016	2015
GAAP THV Outside the United States Sales	$164.8	$140.4
Foreign exchange impact	—	(2.0)
THV Outside the United States Underlying Sales	$164.8	$138.4
Underlying Growth Rate %	19.1%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2016 Adjusted		2015 Adjusted
Sales by Product Group (QTD)	4Q 2016	4Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2015 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$432.0	$334.3	$97.7	29.2%	$—	$432.0	$(4.5)	$(2.0)	$327.8	31.8%
Surgical Heart Valve Therapy	189.4	196.2	(6.8)	(3.5)%	—	189.4	—	0.6	196.8	(3.8)%
Critical Care	146.3	140.6	5.7	4.1%	—	146.3	—	2.2	142.8	2.5%
Total	$767.7	$671.1	$96.6	14.4%	$—	$767.7	$(4.5)	$0.8	$667.4	15.0%

					2016 Adjusted		2015 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2016	YTD 4Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2015 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,628.5	$1,180.3	$448.2	38.0%	$(1.7)	$1,626.8	$1.7	$(2.5)	$1,179.5	37.9%
Surgical Heart Valve Therapy	774.9	785.0	(10.1)	(1.3)%	—	774.9	—	2.2	787.2	(1.6)%
Critical Care	560.3	528.4	31.9	6.0%	—	560.3	—	5.0	533.4	5.0%
Total	$2,963.7	$2,493.7	$470.0	18.8%	$(1.7)	$2,962.0	$1.7	$4.7	$2,500.1	18.5%

					2016 Adjusted		2015 Adjusted
Sales by Region (QTD)	4Q 2016	4Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2015 Underlying Sales	Underlying Growth Rate *
United States	$421.5	$353.6	$67.9	19.2%	$—	$421.5	$(4.5)	$—	$349.1	20.7%
Europe	184.6	183.7	0.9	0.5%	—	184.6	—	(8.5)	175.2	5.4%
Japan	83.0	65.5	17.5	26.6%	—	83.0	—	6.8	72.3	14.8%
Rest of World	78.6	68.3	10.3	15.0%	—	78.6	—	2.5	70.8	11.0%
International	346.2	317.5	28.7	9.0%	—	346.2	—	0.8	318.3	8.8%
Total	$767.7	$671.1	$96.6	14.4%	$—	$767.7	$(4.5)	$0.8	$667.4	15.0%

					2016 Adjusted		2015 Adjusted
Sales by Region (YTD)	YTD 4Q 2016	YTD 4Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2015 Underlying Sales	Underlying Growth Rate *
United States	$1,615.7	$1,262.9	$352.8	27.9%	$(1.7)	$1,614.0	$1.7	$—	$1,264.6	27.6%
Europe	749.0	717.3	31.7	4.4%	—	749.0	—	(16.3)	701.0	6.8%
Japan	309.3	246.2	63.1	25.6%	—	309.3	—	27.6	273.8	13.0%
Rest of World	289.7	267.3	22.4	8.4%	—	289.7	—	(6.6)	260.7	11.1%
International	1,348.0	1,230.8	117.2	9.5%	—	1,348.0	—	4.7	1,235.5	9.1%
Total	$2,963.7	$2,493.7	$470.0	18.8%	$(1.7)	$2,962.0	$1.7	$4.7	$2,500.1	18.5%

* Numbers may not calculate due to rounding.